Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3141 Brenda A. Blake, ext. 3202	January 27, 2006

UGI Corporation to Acquire PG Energy from Southern Union Company

VALLEY FORGE, Pa., January 27 — UGI Corporation (NYSE: UGI), announced that the company has signed a definitive agreement to acquire the natural gas utility assets of PG Energy from Southern Union Company (NYSE: SUG), for approximately $580 million. The addition of PG Energy will add approximately 158,000 customers to UGI’s current utility operations in Pennsylvania. PG Energy serves customers in 13 counties in northeastern and central Pennsylvania, including the cities of Scranton, Wilkes-Barre and Williamsport.

Lon R. Greenberg, chairman of UGI Corporation said, “We are excited about the opportunity to add to our natural gas distribution business in Pennsylvania. This transaction reinforces our long-standing commitment not only to the Commonwealth of Pennsylvania where we are headquartered, but also to the many communities served by PG Energy where we currently provide electric service. UGI Utilities has been recognized by J.D. Power and Associates for its ability to deliver superior customer service to its customers and we look forward to extending our award-winning service levels to the customers of PG Energy.”

“We are particularly pleased to have the opportunity to complete a transaction which is not only beneficial to customers and the communities served, but also to our shareholders. We expect the financial results of PG Energy to be accretive to earnings in the first full fiscal year of our ownership and expect to fund the purchase and related costs with a combination of balance sheet cash and long term debt,” continued Greenberg.

David W. Trego, president and chief executive officer of UGI Utilities, said, “We believe the PG Energy service area is an excellent complement to our existing businesses. The PG Energy service area is contiguous to the northwest border of our Hazelton natural gas operations and includes the area serviced by our electric utility. I wish to extend a warm welcome from the UGI Utilities family to the PG Energy employees.”

The transaction is subject to customary conditions, including Pennsylvania regulatory approvals and anti-trust clearance, and is expected to close in UGI’s fiscal fourth quarter ending September 30, 2006.

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Credit Suisse served as exclusive financial advisor to UGI in this transaction.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P. (NYSE: APU), the nation’s largest retail propane marketer and owns Antargaz, one of the largest LPG distributors in France.

UGI Utilities, Inc. is a wholly-owned subsidiary of UGI Corporation. UGI Utilities’ Gas Division serves approximately 307,000 customers in 14 Pennsylvania counties, including the cities of Allentown, Bethlehem, Easton, Harrisburg, Lancaster, Lebanon and Reading. UGI Utilities’ Electric Division serves approximately 62,000 customers in two northeastern Pennsylvania counties near Wilkes-Barre.

UGI Utilities has a long tradition of providing high quality natural gas service to customers in central and eastern Pennsylvania. For the past three consecutive years, UGI Utilities was ranked highest in customer satisfaction among gas utilities in the eastern United States according to J.D. Power and Associates. In addition, UGI Utilities’ commitment to the community has also been recognized by local United Way chapters and through the prestigious Points of Light Foundation Award for Excellence in Corporate Community Service.

UGI Corporation (NYSE:UGI) will hold a live Internet Audio Webcast of its conference call to discuss the acquisition at 11:00 AM ET on Friday, January 27, 2006.

Interested parties who wish to listen to the audio webcast both live and in replay on the Internet may do so at www.shareholder.com/ugi/medialist.cfm or at the company website www.ugicorp.com and click on Investor Relations.

A telephonic replay will be available from 3 PM ET on January 27 through midnight Tuesday, January 31. The replay may be accessed at 888-203-1112, passcode 4537769, International 719-457-0820, passcode 4537769.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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